Exhibit 10.2

FORM OF

EMPLOYEE MATTERS AGREEMENT

by and between

DANAHER CORPORATION

and

FORTIVE CORPORATION

Dated as of [●], 2016

i

ii

FORM OF EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of [●], 2016, is entered into by and between Danaher Corporation, a Delaware corporation (“Danaher”), and Fortive Corporation, a Delaware corporation and a wholly owned subsidiary of Danaher (“Fortive”). “Party” or “Parties” means Danaher or Fortive, individually or collectively, as the case may be. Capitalized terms used in this Agreement, but not otherwise defined in this Agreement or the Separation and Distribution Agreement, shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, Danaher, acting through its direct and indirect Subsidiaries, currently conducts the Danaher Retained Business and the Fortive Business;

WHEREAS, the Board of Directors of Danaher (the “Board”) has determined that it is appropriate, desirable and in the best interests of Danaher and its stockholders to separate Danaher into two separate, publicly traded companies, one for each of (i) the Danaher Retained Business, which shall be owned and conducted, directly or indirectly, by Danaher and its Subsidiaries (other than Fortive and its Subsidiaries) and (ii) the Fortive Business, which shall be owned and conducted, directly or indirectly, by Fortive and its Subsidiaries, in the manner contemplated by the Separation and Distribution Agreement by and between the Parties, dated as of [●], 2016 (the “Separation and Distribution Agreement”); and

WHEREAS, pursuant to the Separation and Distribution Agreement, Danaher and Fortive have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Accrued Incentive Amount” shall mean the amount accrued by Danaher in respect of the Fortive Employees and Fortive Independent Contractors under any cash incentive compensation and sales commission programs applicable to the Fortive Employees and Fortive Independent Contractors and unpaid as of the date on which the employment or services of the Fortive Employees or the Fortive Independent Contractors is transferred to Fortive.

(2) “Agreement” shall have the meaning set forth in the Preamble.

(3) “Automatic Transfer Employees” shall mean any Fortive Employee, where local employment Laws, including the Transfer Regulations, provide for an automatic transfer of such employees to a member of the Fortive Group by operation of Law upon the transfer of a business as a going concern and such business transfer occurs as a result of the transactions contemplated by the Separation and Distribution Agreement.

(4) “Benefit Arrangement” shall mean each Benefit Plan and Benefit Policy.

(5) “Benefit Plan” shall mean, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit or other fringe benefit (whether or not taxable), that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

(6) “Benefit Policy” shall mean, with respect to an entity, each plan, program, arrangement, agreement or commitment that is a vacation pay or other paid or unpaid leave policy or practice sponsored or maintained by such entity (or to which such entity contributes or is required to contribute) or in which it participates.

(7) “Board” shall have the meaning set forth in the Recitals.

(8) “Collective Bargaining Agreement” shall mean all agreements with the collective bargaining representatives, employee representatives, trade unions, labor or management organizations, groups of employees, or works councils or similar representative bodies of Fortive Employees, including all national or sector specific collective agreements which are applicable to Fortive Employees, in each case in effect immediately prior to the date on which the applicable Fortive Employees become employed by a member of the Fortive Group, that set forth terms and conditions of employment of Fortive Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

(9) “Danaher” shall have the meaning set forth in the Preamble.

(10) “Danaher Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to by any member of the Danaher Group (other than any Fortive Benefit Arrangement).

(11) “Danaher Canadian RRP/RRSP” shall mean The Group Retirement Program Summary for the Employees of Danaher Corporation.

(12) “Danaher EDIP” shall mean the Amended & Restated Danaher Corporation & Subsidiaries Executive Deferred Incentive Program, as amended.

(13) “Danaher Employee” shall mean each employee of Danaher or any of its Subsidiaries or Affiliates who does not qualify as a Fortive Employee.

(14) “Danaher Option” shall mean an option to purchase shares of Danaher Common Stock granted pursuant to one of the Danaher Stock Plans.

(15) “Danaher Performance-Based Restricted Stock Unit” shall mean an award granted by Danaher pursuant to the Danaher Corporation 2007 Stock Incentive Plan, as amended, that was denominated as a “Restricted Stock Unit” under the terms of such plan and the related award agreement and vests in whole or in part based on the achievement of a specified performance objective.

(16) “Danaher Performance Stock Unit” shall mean an award granted by Danaher pursuant to the Danaher Corporation 2007 Stock Incentive Plan, as amended, that was denominated as a “Performance Stock Unit” under the terms of such plan and the related award agreement.

(17) “Danaher Stock Plans” shall mean, collectively, (i) the Danaher Corporation 2007 Stock Incentive Plan, as amended, and (ii) the Danaher Corporation Amended and Restated 1998 Stock Option Plan.

(18) “Danaher Time-Based Restricted Stock Unit” shall mean an award granted by Danaher pursuant to the Danaher Corporation 2007 Stock Incentive Plan, as amended, that was denominated as a “Restricted Stock Unit” under the terms of such plan and the related award agreement and vests solely based on the continued employment or service of the recipient.

(19) “Danaher U.S. OPEB Plan” shall mean the Danaher Corporation and Subsidiaries Retiree Medical Plan.

(20) “Danaher U.S. Retirement Plans” shall mean (i) the Danaher Corporation & Subsidiaries Pension Plan, (ii) the Pall Corporation Cash Balance Pension Plan, as amended, and (iii) the Pall Trinity Micro Pension Plan for Hourly-Rated Factory Employees, as amended.

(21) “Danaher U.S. Savings Plans” shall mean (i) the Danaher Corporation & Subsidiaries Retirement & Savings Plan, (ii) the Danaher Corporation & Subsidiaries Savings Plan and (iii) any other defined contribution retirement plan maintained by Danaher or any of its Affiliates (other than a member of the Fortive Group) that is intended to be qualified under Section 401(a) of the Code.

(22) “Danaher Welfare Plans” shall mean any Welfare Plan maintained by Danaher or any member of the Danaher Group.

(23) “Delayed Transfer Date” shall mean the date on which it is determined by Danaher that a Delayed Transfer Fortive Employee is permitted to transfer to Fortive in accordance with applicable Law.

(24) “Delayed Transfer Fortive Employee” shall mean any Fortive Employee whose employment is not eligible to be transferred to a member of the Fortive Group at or prior to the Effective Time as a result of requirements under applicable Law.

(25) “Employee Representative” shall mean any works council, employee representative, trade union, labor or management organization, group of employees or similar representative body for Fortive Employees.

(26) “Equity Award Adjustment Ratio” shall mean the adjustment ratio adopted by the Danaher Board prior to the Effective Time for purposes of making equitable adjustments to the awards held by Fortive Employees under the Danaher Stock Plans.

(27) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(28) “Former Fortive Service Provider” shall mean (i) any individual who would qualify as a Fortive Employee or Fortive Independent Contractor, but whose employment or service with Danaher or any of its Subsidiaries or Affiliates terminated for any reason prior to the date on which such individual’s employment or service would otherwise have transferred to Fortive pursuant to this Agreement and (ii) any former employee, independent contractor or consultant of Danaher or any of its Subsidiaries or Affiliates who was exclusively or primarily engaged in a Fortive Former Business at the time either (x) such business was sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the Fortive Group or the Danaher Group or (y) the operations, activities or production of which were discontinued, abandoned, completed or otherwise terminated (in whole or in part).

(29) “Fortive” shall have the meaning set forth in the Preamble.

(30) “Fortive Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to exclusively by one or more members of the Fortive Group.

(31) “Fortive EDIP” shall have the meaning set forth in Section 3.5(a).

(32) “Fortive Employee” shall mean each individual who is employed by Danaher or any of its Subsidiaries or Affiliates as of the date on which Danaher determines to transfer the employment of applicable individuals to Fortive and who Danaher determines as of such date is either (i) exclusively or primarily engaged in the Fortive Business or (ii) necessary for the ongoing operation of the Fortive Business following the Effective Time, in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence.

(33) “Fortive Independent Contractor” shall mean each individual who is engaged as an independent contractor or consultant by Danaher or any of its Subsidiaries or Affiliates as of the date on which Danaher determines to transfer the contracts of service of applicable individuals to Fortive and who Danaher determines as of such date is either (i) exclusively or primarily engaged in the Fortive Business or (ii) necessary for the ongoing operation of the Fortive Business following the Effective Time.

(34) “Fortive OPEB Plans” shall have the meaning set forth in Section 3.4(a).

(35) “Fortive Option” shall have the meaning set forth in Section 4.1.

(36) “Fortive Performance-Based Restricted Share” shall have the meaning set forth in Section 4.3.

(37) “Fortive Performance Share” shall have the meaning set forth in Section 4.4.

(38) “Fortive RSP” shall have the meaning set forth in Section 3.6(a).

(39) “Fortive Stock Plan” shall have the meaning set forth in Section 4.5.

(40) “Fortive Time-Based Restricted Stock Unit” shall have the meaning set forth in Section 4.2.

(41) “Fortive U.S. Operating Company SERPs” shall mean (i) the Gilbarco Supplemental Executive Retirement Plan for Salaried Employees and (ii) the Pacific Scientific Company Supplemental Retirement Plan.

(42) “Fortive U.S. Savings Plans” shall have the meaning set forth in Section 3.3(a).

(43) “Fortive Welfare Plans” shall mean any Welfare Plan maintained by Fortive or any member of the Fortive Group.

(44) “Non-Automatic Transfer Employees” shall mean any Fortive Employee who is not an Automatic Transfer Employee.

(45) “Non-U.S. Plans” shall have the meaning set forth in Section 3.7(a).

(46) “Party” and “Parties” shall have the meanings set forth in the Preamble.

(47) “Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.

(48) “Transfer Regulations” shall mean (i) all Laws of any EU Member State implementing the EU Council Directive 2001/23/EC of 12 March 2001 on the approximation of the Laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses (the “Acquired Rights Directive”) and legislation and regulations of any EU Member State implementing such Acquired Rights Directive, and (ii) any similar Laws in any jurisdiction providing for an automatic transfer, by operation of Law, of employment in the event of a transfer of business.

(49) “Welfare Plan” shall mean, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision and mental health and substance use disorder), disability benefits, or life, accidental death and disability, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, flexible spending accounts, tuition reimbursement or adoption assistance programs or cashable credits.

Section 1.2 References; Interpretation References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Danaher” shall also be deemed to refer to the applicable member of the Danaher Group, references to “Fortive” shall also be deemed to refer to the applicable member of the Fortive Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Danaher or Fortive shall be deemed to require Danaher or Fortive, as the case may be, to cause the applicable members of the Danaher Group or the Fortive Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Nature of Liabilities. All Liabilities assumed or retained by a member of the Danaher Group under this Agreement shall be Danaher Retained Liabilities for purposes of the Separation and Distribution Agreement. All Liabilities assumed or retained by a member of the Fortive Group under this Agreement shall be Fortive Liabilities for purposes of the Separation and Distribution Agreement.

Section 2.2 Transfers of Employees and Independent Contractors Generally.

(a) Subject to the requirements of applicable Law, through and until immediately before the Effective Time, Danaher shall use its reasonable best efforts to (i) cause the employment of any Fortive Employee and the contract of services of any Fortive Independent Contractor to be transferred to a member of the Fortive Group and (ii) cause the employment of any individual who is employed by a member of the Fortive Group but does not qualify as a Fortive Employee and the contract of services between any independent contractor or consultant that does not qualify as a Fortive Independent Contractor and a member of the Fortive Group to be transferred to a member of the Danaher Group.

(b) Danaher shall use its reasonable best efforts to cause each Automatic Transfer Employee to be employed by a member of the Fortive Group no later than the Effective Time in accordance with applicable Law, or as of the applicable Delayed Transfer Date, if applicable, and Fortive agrees to take all actions reasonably necessary to cause the Fortive Employees to be so employed. Fortive shall make a qualifying offer of employment in accordance with Section 2.4 to each Non-Automatic Transfer Employee prior to the Effective Time to become employed by a member of the Fortive Group effective as of no later than the Effective Time, or as of the applicable Delayed Transfer Date, if applicable; provided that if Fortive fails to make such a qualifying offer of employment to a Non-Automatic Transfer Employee and such Non-Automatic Transfer does not become employed by Fortive and is terminated by Danaher as a result, then Fortive shall reimburse Danaher in accordance with Section 2.3(c) for any severance or termination costs incurred by Danaher in connection with such termination of employment.

(c) The Danaher Group and Fortive Group agree to execute, and to seek to have the applicable Fortive Employees execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.2.

Section 2.3 Assumption and Retention of Liabilities Generally.

(a) Except as pursuant to this Agreement, in connection with the Internal Reorganization and the Contribution, or, if applicable, from and after the Effective Time, Danaher shall, or shall cause one or more members of the Danaher Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Danaher Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Danaher Employees and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Danaher Group under this Agreement.

(b) Except as pursuant to this Agreement, in connection with the Internal Reorganization and the Contribution, or, if applicable, from and after the Effective Time, Fortive shall, or shall cause one or more members of the Fortive Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Fortive Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Fortive Employees, Former Fortive Service Providers and Fortive Independent Contractors and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Fortive Group under this Agreement.

(c) The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

(d) Notwithstanding anything set forth in this Agreement to the contrary, to the extent that any provision of this Agreement would require any member of the Fortive Group to assume any Liability or otherwise perform any obligation in respect of a Delayed Transfer Fortive Employee, such assumption or performance shall not occur or otherwise become effective until the Delayed Transfer Date applicable to such Delayed Transfer Fortive Employee.

Section 2.4 Treatment of Compensation and Benefit Arrangements; Terms of Employment. Except as otherwise (i) required by a Collective Bargaining Agreement, the Transfer Regulations or applicable Law, or (ii) expressly provided for in this Agreement, for a period of twelve (12) months following the Effective Time (or if shorter, during the period of employment), Fortive shall, or shall cause a member of the Fortive Group to provide or cause to be provided to each Fortive Employee (A) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such Fortive Employee immediately prior to the Effective Time, (B) subject to Section 5.1, a cash incentive or sales commission opportunity no less favorable than the cash incentive or sales commission opportunity in effect for such Fortive Employee, if any, immediately prior to the Effective Time, and (C) health, welfare and retirement benefits that are substantially similar to those provided to such Fortive Employee immediately prior to the Effective Time (without regard to any defined benefit pension plan benefits for Fortive Employees based in the United States). Notwithstanding the foregoing and except as otherwise set forth in Article IV, nothing contained in this Agreement shall require Fortive to make any grants of equity awards relating to shares of Fortive Common Stock to Fortive Employees following the Effective Time.

Section 2.5 Participation in Danaher Benefit Arrangements. Effective no later than the Effective Time, (i) Fortive and each member of the Fortive Group, to the extent applicable, shall cease to be a participating company in any Danaher Benefit Arrangement and (ii) each Fortive Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Danaher Benefit Arrangement (except to the extent of previously accrued obligations that remain a Liability of any member of the Danaher Group pursuant to this Agreement).

Section 2.6 Service Recognition.

(a) Effective no later than the Effective Time, and in addition to any applicable obligations under the Transfer Regulations or other applicable Law, Fortive shall, and shall cause each member of the Fortive Group to, give each Fortive Employee full credit for purposes of eligibility, vesting, and determination of level of benefits under any Fortive Benefit Arrangement for such Fortive Employee’s prior service with any member of the Danaher Group or Fortive Group or any predecessor thereto, to the same extent such service was recognized by the applicable Danaher Benefit Arrangement; provided, that, such service shall not be recognized to the extent it would result in the duplication of benefits.

(b) Except to the extent prohibited by applicable Law, on or as soon as administratively practicable after the Effective Time,: (i) Fortive shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each Fortive Employee under any Fortive Welfare Plan in which Fortive Employees participate (or are eligible to participate)

to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Danaher Welfare Plan, and (ii) Fortive shall provide or cause each Fortive Employee to be provided with credit for any co-payments, deductibles or other out-of-pocket amounts paid during the plan year in which the Fortive Employees become eligible to participate in the Fortive Welfare Plans in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such plans for such plan year.

Section 2.7 Collective Bargaining Agreements.

(a) Notwithstanding anything in this Agreement to the contrary, Danaher and Fortive shall, to the extent required by applicable Law, take or cause to be taken all actions that are necessary (if any) for Fortive or a member of the Fortive Group to continue to maintain or to assume and honor any Collective Bargaining Agreements and any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of employment by the Fortive Group) in respect of any Fortive Employees and any Employee Representatives.

(b) Effective no later than the Effective Time, Fortive shall, or shall cause a member of the Fortive Group to, continue to maintain or to assume and honor, to the extent required by applicable Law, all Collective Bargaining Agreements and pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of a Fortive Employee’s employment by the Fortive Group) that are applicable to any Fortive Employee.

(c) Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the Danaher Group or the Fortive Group to any Employee Representative or any other Person as described in such agreement.

Section 2.8 Information and Consultation. The Parties shall comply with all requirements and obligations to inform, consult or otherwise notify any Fortive Employees or Employee Representatives in relation to the transactions contemplated by this Agreement and the Distribution Agreement, whether required pursuant to any Collective Bargaining Agreement, the Transfer Regulations or other applicable Law.

ARTICLE III

CERTAIN BENEFIT PLAN PROVISIONS

Section 3.1 Health and Welfare Benefit Plans.

(a) (i) Effective no later than the Effective Time, the participation of each Fortive Employee who is a participant in a Danaher Welfare Plan shall automatically cease and (ii) Fortive shall or shall cause a member of the Fortive Group (A) to have in effect, no later than the earlier of the date of cessation described in subsection (i) above or the Business Day immediately prior to the Effective Time, Fortive Welfare Plans providing health and welfare benefits for the benefit of each Fortive Employee with terms that are substantially similar to those provided to the applicable Fortive Employee immediately prior to the date on which such Fortive Welfare Plans become effective; and (B) effective on and after the date of cessation described in subsection (i) above, to fully perform, pay and discharge all claims of Fortive Employees or Former Fortive Service Providers (excepting any claims of any Former Fortive Service Providers under a Danaher U.S. OPEB Plan) that remain unpaid as of the date on which such Fortive Welfare Plans become effective, regardless of whether any such claim was incurred prior to, on or after such date. For the avoidance of doubt, and solely for the purposes of this Section 3.1, the term “Fortive Welfare Plan” shall not include any Fortive OPEB Plans, and Fortive OPEB Plans will instead be governed by Section 3.4 of this Agreement.

(b) For any claims related to Fortive Employees or Former Fortive Service Providers paid by a Danaher Welfare Plan prior to Effective Time, where the cost of such claim(s) have not been charged back to any appropriate and applicable member of the Fortive Group prior to the Effective Time, the Danaher Welfare Plan will retain the right, for no longer than one (1) year after the Effective Time, to seek reimbursement from the applicable member of the Fortive Group in accordance with Section 2.3(c) for any claims described in this Section 3.1(b).

Section 3.2 U.S. Defined Benefit Plans. Effective no later than the Effective Time, no Fortive Employee shall accrue benefits under the Danaher U.S. Retirement Plans. Danaher shall retain all Assets and Liabilities relating to the Danaher U.S. Retirement Plans, including Liabilities in respect of pension benefits accrued thereunder by each Fortive Employee and Former Fortive Service Provider. No Assets or Liabilities of the Danaher U.S. Retirement Plans shall be transferred to a retirement plan maintained by any member of the Fortive Group.

Section 3.3 U.S. Savings Plans.

(a) (i) Effective no later than the Effective Time, Danaher shall cause a member of the Fortive Group to have in effect one or more defined contribution savings plans and related trusts that satisfy the requirements of Sections 401(a) and 401(k) of the Code in which each Fortive Employee who participated in a Danaher U.S. Savings Plan immediately prior thereto shall be eligible to participate (the “Fortive U.S. Savings Plans”), with terms that are substantially similar to those provided by the applicable Danaher U.S. Savings Plan immediately prior to the date on which such Fortive U.S. Savings Plans become effective (other than the ability to make additional investments in an investment fund invested primarily in Danaher Common Stock), (ii) the participation of each Fortive Employee who is a participant in a Danaher U.S. Savings Plan shall automatically cease effective upon the date on which the Fortive U.S. Savings Plans become effective, (iii) as soon as practicable after the Fortive U.S. Savings become effective, Danaher shall cause the accounts (including any outstanding participant loan balances) in the Danaher U.S. Savings Plans attributable to Fortive Employees and all of the Assets in the Danaher U.S. Savings Plans related thereto to be transferred in-kind to the applicable Fortive U.S. Savings Plan and (iv) effective as of the Effective Time, the Fortive U.S. Savings Plans (including all applicable accounts and underlying Assets) shall be transferred to Fortive and Fortive shall thereafter fully pay, perform and discharge, all obligations thereunder.

(b) The respective investment committees and other fiduciaries of the Fortive U.S. Savings Plans and the Danaher U.S. Savings Plans shall determine (i) the period of time, if any, following the adoption of the Fortive U.S. Savings Plans, during which Fortive Employees and Danaher Employees may receive distributions in kind from, respectively, the Fortive U.S. Savings Plans and the Danaher U.S. Savings Plans, if, and to the extent, investments under such plans are comprised of Fortive Common Stock or Danaher Common Stock, and (ii) the extent to which and when Danaher Common Stock (in the case of the Fortive U.S. Savings Plans) and Fortive Common Stock (in the case of the Danaher U.S. Savings Plans) shall cease to be investment alternatives the respective plans.

(c) Danaher shall retain all accounts and all Assets and Liabilities relating to the Danaher U.S. Savings Plans in respect of each Former Fortive Service Provider; provided that if any Fortive Employee whose account balance is transferred from the Danaher U.S. Savings Plans to the applicable Fortive U.S. Savings Plan as set forth in Section 3.3(a) thereafter terminates employment prior to the Effective Time, such individual’s account balance shall nonetheless continue to be held in, and subject to the terms and conditions of, the applicable Fortive U.S. Savings Plan.

Section 3.4 U.S. OPEB Plans.

(a) (i) Effective no later than the Effective Time, the participation of each Fortive Employee who is a participant in a Danaher U.S. OPEB Plan shall automatically cease and (ii) effective no later than the date of such cessation, Fortive shall or shall cause a member of the Fortive Group to (A) have in effect retiree health and welfare benefit plans for the benefit of each Fortive Employee (the “Fortive OPEB Plans”) with terms that are substantially similar to those provided to the applicable Fortive Employee under the Danaher U.S. OPEB Plans immediately prior to the date on which such Fortive OPEB Plans become effective and (B) fully perform, pay and discharge all obligations of the Danaher U.S. OPEB Plans relating to Fortive Employees.

(b) Danaher shall retain all Liabilities relating to the Danaher U.S. OPEB Plans in respect of each Former Fortive Service Provider.

Section 3.5 Danaher EDIP.

(a) (i) Effective no later than the Effective Time, the active participation of each Fortive Employee who is a Participant in the Danaher EDIP shall cease and (ii) effective no later than the date of such cessation, Fortive shall or shall cause a member of the Fortive Group to (A) have in effect a non-qualified deferred compensation plan for the benefit of each Fortive Employee (the “Fortive EDIP”) with terms that are substantially similar to those provided to the applicable Fortive Employee under the Danaher EDIP immediately prior to the date on which the Fortive EDIP becomes effective and (B) fully perform, pay and discharge all obligations of the Danaher EDIP relating to the accounts of the Fortive Employees; provided that for purposes of the Fortive EDIP, (x) any account balances in the Danaher EDIP payable in shares of Danaher Common Stock shall be payable in shares of Fortive Common Stock and (y) any account balances in the Danaher EDIP that were credited with earnings based on a rate of return relating to notional shares of Danaher Common Stock shall instead be credited with earnings based on a rate of return relating to notional shares of Fortive Common Stock, in each case as adjusted in the same manner as set forth in Section 4.2.

(b) Danaher shall retain (i) all Assets relating to the Danaher EDIP in respect of Danaher Employees, Fortive Employees and Former Fortive Service Providers (including any Assets relating to corporate owned life insurance policies) and (ii) all Liabilities in respect of each Former Fortive Service Provider in respect of the Danaher EDIP.

Section 3.6 Danaher Canadian RRP/RRSP.

(a) (i) Effective no later than the Effective Time, the active participation of each Fortive Employee who is a Participant in the Danaher Canadian RRP/RRSP shall cease and (ii) effective no later than the date of such cessation, Fortive shall or shall cause a member of the Fortive Group to (A) have in effect a Canadian registered savings plan (the “Fortive RSP”) with terms that are substantially similar to those provided to the applicable Fortive Employee under the Danaher Canadian RRP/RRSP immediately prior to the date on which the Fortive RSP becomes effective. Fortive shall provide each Fortive Employee who has a balance under the Danaher Canadian RRP/RRSP with a 90-day period following the date on which the Fortive RSP becomes effective to effect an elective rollover of the Fortive Employee’s account balance thereunder and any balances that are not so rolled over at the end of such 90-day period shall be transferred to the Fortive RSP in an administrative transfer.

(b) Danaher shall retain all assets and Liabilities relating to the Danaher Canadian RRP/RRSP in respect of each Former Fortive Service Provider.

Section 3.7 Non-U.S. Plans. Notwithstanding any provision of this Agreement to the contrary other than as set forth in Section 3.6 or Section 3.8, the treatment of each Danaher Benefit Arrangement and Fortive Benefit Arrangement that is maintained primarily in respect of individuals who are located outside of the United States (together, the “Non-U.S. Plans”) shall be subject to the terms and conditions set forth in the applicable Conveyancing and Assumption Instrument; provided that if the treatment of any such Non-U.S. Plan is not specifically covered by such Conveyancing and Assumption Instrument, then unless otherwise agreed by the Parties, (i) Fortive shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to Fortive Employees, Fortive Independent Contractors and Former Fortive Service Providers, whenever incurred, (ii) Danaher shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to Danaher Employees, whenever incurred, and (iii) the Parties shall agree on the extent to which any Assets held in respect of such Non-U.S. Plans shall be transferred to Fortive.

Section 3.8 Treatment of Certain Plans. Notwithstanding anything in this Agreement or any Conveyancing and Assumption Instrument to the contrary, with respect to any Danaher Benefit Arrangement or Fortive Benefit Arrangement that covers primarily Fortive Employees and Former Fortive Service Providers (including, without limitation, each Fortive Operating Company SERP, the Qualitrol Profit Sharing Plan and the Tektronix, Inc. Deferred Compensation Plan), (i) effective no later than the Effective Time, Fortive shall become solely liable to fully perform, pay and discharge all obligations of such arrangements, whenever incurred, and (ii) Danaher shall transfer all Assets held with respect to such arrangements to Fortive as soon as practicable after the date on which Fortive becomes so liable.

Section 3.9 Chargeback of Certain Costs. Nothing contained in this Agreement shall limit the Danaher’s ability to charge back any Liabilities that it incurs in respect of any Danaher Benefit Arrangement to any of its operating companies in the ordinary course of business consistent with its past practices.

ARTICLE IV

EQUITY INCENTIVE AWARDS

Section 4.1 Treatment of Danaher Stock Options. Each Danaher Option that is outstanding immediately prior to the Effective Time and that is held by a Fortive Employee who continues in employment through the Effective Time, whether vested or unvested, shall automatically be assumed by Fortive at the Effective Time (each, a “Fortive Option”) and shall continue to have, and be subject to, the same terms and conditions (including the term, exercisability and vesting schedule) as were applicable to the corresponding Danaher Option immediately prior to the Effective Time, except that each Fortive Option shall (i) relate to a number of shares of Fortive Common Stock (with each discrete grant rounded down to the nearest whole share) equal to the product of (x) the number of shares of Danaher Common Stock issuable upon the exercise of the corresponding Danaher Option immediately prior to the Effective Time and (y) the Equity Award Adjustment Ratio and (ii) have a per-share exercise price (rounded up to the nearest whole cent) equal to the quotient determined by dividing (x) the per share exercise price of the corresponding Danaher Option by (y) the Equity Award Adjustment Ratio.

Section 4.2 Treatment of Danaher Time-Based Restricted Stock Units. Each Danaher Restricted Stock Unit that is outstanding immediately prior to the Effective Time and that is held by a Fortive Employee who continues in employment through the Effective Time, whether vested or unvested, shall automatically be assumed by Fortive at the Effective Time (each, a “Fortive Time-Based Restricted Stock Unit”) and shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding Danaher Time-Based Restricted Stock Unit immediately prior to the Effective Time, except that each grant of Fortive Time-Based Restricted Stock Units shall (i) relate to that number of shares of Fortive Common Stock (with each discrete grant rounded to the nearest whole share) equal to the product of (x) the number of shares of Danaher Common Stock that were issuable upon the vesting of such Danaher Time-Based Restricted Stock Units immediately prior to the Effective Time and (y) the Equity Award Adjustment Ratio and (ii) be subject to vesting solely based upon the satisfaction of any applicable continued employment requirements that apply to the corresponding Danaher Time-Based Restricted Stock Units immediately prior to the Effective Time.

Section 4.3 Treatment of Danaher Performance-Based Restricted Stock Units. Each Danaher Performance-Based Restricted Stock Unit that is outstanding immediately prior to the Effective Time and that is held by a Fortive Employee who continues in employment through the Effective Time, whether vested or unvested, shall be cancelled as of the Effective Time and immediately replaced with a restricted share of Fortive Common Stock granted under the Fortive Stock Plan (a “Fortive Performance-Based Restricted Share”) that shall have the same terms and conditions as were applicable to the corresponding Danaher Performance-Based Restricted Stock Unit, except that each grant of Fortive Performance-Based Restricted Shares shall (i) relate to a number of shares of Fortive Common Stock (with each discrete grant rounded to the nearest whole share) equal to the product of (x) the number of shares of Danaher Common Stock that were issuable upon the vesting of the corresponding Danaher Performance-Based Restricted Stock Units immediately prior to the Effective Time and (y) the Equity Award Adjustment Ratio and (ii) be subject to vesting solely based upon the achievement of a positive net income vesting condition determined at or prior to the Effective Time and the satisfaction of any applicable continued employment or service requirements that apply to the corresponding Danaher Performance-Based Restricted Stock Units immediately prior to the Effective Time.

Section 4.4 Treatment of Danaher Performance Stock Units. Each Danaher Performance Stock Unit that is outstanding immediately prior to the Effective Time and that is held by a Fortive Employee who continues in employment through the Effective Time, whether vested or unvested, shall be cancelled as of the Effective Time and immediately replaced with a performance-based restricted share of Fortive Common Stock granted under the Fortive Stock Plan (a “Fortive Performance Share”) that shall have the same terms and conditions as were applicable to the corresponding Danaher Performance Stock Unit, except that each grant of Fortive Performance Shares shall (i) relate to a number of shares of Fortive Common Stock (with each discrete grant rounded to the nearest whole share) equal to the product of (x) the number of shares of Danaher Common Stock that were issuable upon the vesting of the corresponding Danaher Performance Stock Units immediately prior to the Effective Time and (y) the Equity Award Adjustment Ratio and (ii) be subject to vesting based upon (x) the achievement of performance goals that are bifurcated on a pro-rata basis to take into account (1) the portion of the performance period that occurs prior to the Effective Time with respect to the performance goals that applied to the corresponding Danaher Performance Stock Units immediately prior to the Effective Time and (2) the portion of the performance period that occurs on and following the Effective Time with respect to performance goals relating to Fortive that are determined to apply to such awards prior to the Effective Time, and (y) the satisfaction of any applicable continued employment or service requirements that apply to the corresponding Danaher Performance Stock Units immediately prior to the Effective Time.

Section 4.5 Fortive Stock Plan. Effective as of the Effective Time, Fortive shall have adopted the Fortive 2016 Stock Incentive Plan (the “Fortive Stock Plan”), which shall permit the grant and issuance of equity incentive awards denominated in Fortive Common Stock as described in this Article IV.

Section 4.6 General Terms.

(a) All of the adjustments described in this Article IV shall be effected in accordance with Sections 424 and 409A of the Code, in each case to the extent applicable. Notwithstanding the foregoing, if the treatment set forth in this Article IV would cause adverse Tax consequences to any Fortive Employee located outside of the United States, the Parties shall use their reasonable best efforts to cause the treatment to be conformed in a manner that does not give rise to such adverse Tax consequences, to the extent practicable.

(b) The Parties shall use their reasonable best efforts to maintain effective registration statements with the Securities Exchange Commission with respect to the awards described in this Article IV, to the extent any such registration statement is required by applicable Law.

(c) The Parties hereby acknowledge that the provisions of this Article IV are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE V

ADDITIONAL MATTERS

Section 5.1 Cash Incentive Programs. As soon as practicable following the date on which the employment of the Fortive Employees is transferred to Fortive, Danaher shall transfer to Fortive an amount in cash equal to the Accrued Incentive Amount. For the remainder of the applicable cash incentive or sales commission period in effect as of the date on which the transfer of such employment occurs, Fortive shall provide that each Fortive Employee shall continue to be eligible to receive a cash incentive bonus or sales commission payment in accordance with the same terms and conditions as applied to such Fortive Employee under the corresponding Danaher incentive or sales commission program as in effect immediately prior to the date of such transfer, as equitably adjusted by Fortive to the extent necessary to reflect the transactions contemplated by the Separation and Distribution Agreement; provided that in no event shall the aggregate incentive amounts paid to the Fortive Employees in respect of such applicable period be less than the Accrued Incentive Amount.

Section 5.2 Time-Off Benefits. Unless otherwise required in a Collective Bargaining Agreement, the Transfer Regulations or applicable Law, Fortive shall (i) credit each Fortive Employee with the amount of accrued but unused vacation time, paid time-off and other time-off benefits as such Fortive Employee had with the Danaher Group as of immediately before the date on which the employment of the Fortive Employee transfers to Fortive and (ii) permit each such Fortive Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon the same terms and conditions as the Fortive Employee would have been so permitted under the terms and conditions of the applicable Danaher policies in effect for the year in which such transfer of employment occurs.

Section 5.3 Workers’ Compensation Liabilities. Effective no later than the Effective Time, Fortive shall assume all Liabilities for Fortive Employees, Fortive Independent Contractors and Former Fortive Service Providers related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, whenever incurred, and Fortive shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities. Notwithstanding the foregoing, if Fortive is unable to assume any such Liability or the administration, management or payment of any such claim solely because of the operation of applicable Law, Danaher shall retain such Liabilities and Fortive shall reimburse and otherwise fully indemnify Danaher for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen.

Section 5.4 COBRA and HIPAA Compliance in the United States. Effective no later than the Effective Time, Fortive shall assume and be responsible for administering compliance with the health care continuation requirements of COBRA and the certificate of creditable coverage requirements of HIPAA, in accordance with the provisions of the Fortive Welfare Plans, with respect to Fortive Employees or Fortive Former Service Providers who incurred a COBRA qualifying event or loss of coverage under a Danaher Welfare Plan at any time on or before the Effective Time. Fortive shall also be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Fortive Welfare Plans with respect to Fortive Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the Fortive Welfare Plans at any time after the Effective Time.

Section 5.5 Retention Bonuses. Any retention bonuses payable to any Fortive Employees that relate to the transactions contemplated by the Separation and Distribution Agreement and become payable after the date on which the employment of the Fortive Employee transfers to Fortive shall be assumed by Fortive as of the date of such transfer and Fortive shall pay all amounts payable thereunder to the applicable Fortive Employees in accordance with the terms thereof.

Section 5.6 Code Sections 162(m)/409A. Notwithstanding anything in this Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that (i) a federal income Tax deduction for the payment of such compensation is not limited by reason of Section 162(m) of the Code, and (ii) the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code or the denial of any Tax deduction by reason of Section 162(m) of the Code.

Section 5.7 Payroll Taxes and Reporting. The Parties shall, to the extent practicable, (i) treat Fortive or a member of the Fortive Group as a “successor employer” and Danaher (or the appropriate member of the Danaher Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Fortive Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each Fortive Employee for the calendar year in which the Effective Time occurs.

Section 5.8 Regulatory Filings. Subject to applicable Law and the Tax Matters Agreement, Danaher shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Effective Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Danaher shall provide data and information (to the extent permitted by applicable Laws) to Fortive, which shall be responsible for making such filings in respect of Fortive Employees.

Section 5.9 Disability.

(a) To the extent any Fortive Employee is, as of the Effective Time, receiving payments as part of any short-term disability program that is part of a Danaher Welfare Plan, such Fortive Employee’s rights to continued short-term disability benefits will transfer to a Fortive Welfare Plan as of the Effective Time, and the remainder (if any) of such Fortive Employee’s short-term disability benefits will be paid by a Fortive Welfare Plan.

(b) For any Former Fortive Service Provider who is, as of the Effective Time, receiving payments as part of any long-term disability program that is part of a Danaher Welfare Plan, and has been receiving payments from such plan for twelve (12) months or fewer before the Effective Time, to the extent such Former Fortive Service may have any “return to work” rights under the terms of such Danaher Welfare Plan, such Former Fortive Service Provider’s eligibility for re-employment shall be with Fortive or a member of the Fortive Group, subject to availability of a suitable position (with such availability to be determined in the sole discretion by Fortive or the applicable member of the Fortive Group), provided however that, notwithstanding the foregoing, no Former Fortive Service Provider described in this subsection will be eligible for re-employment as described in this subsection after the first anniversary of the Effective Time.

Section 5.10 Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if the Transfer Regulations, the terms of a Collective Bargaining Agreement or applicable Law require that any assets or Liabilities be retained by the Danaher Group or transferred to or assumed by the Fortive Group in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such Collective Bargaining Agreement or applicable Law and shall not be made as otherwise set forth in this Agreement.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

Section 6.1 Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any Danaher Benefit Arrangement or Fortive Benefit Arrangement or to prohibit any member of the Danaher Group or Fortive Group, as the case may be, from amending, modifying or terminating any Danaher Benefit Arrangement or Fortive Benefit Arrangement at any time within its sole discretion.

Section 6.2 Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of Danaher, Fortive or any of their respective Affiliates any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.

Section 6.3 Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 6.4 Access to Employees. On and after the Effective Time, Danaher and Fortive shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between Danaher and Fortive) to which any employee or director of the Danaher Group or the Fortive Group or any Danaher Benefit Arrangement or Fortive Benefit Arrangement is a party and which relates to a Danaher Benefit Arrangement or Fortive Benefit Arrangement. The Party to whom an employee is made available in accordance with this Section 6.4 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 6.5 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to Fortive Employees under Danaher Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding Fortive Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Fortive Employee.

Section 6.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any Fortive Employee or other current or former employee, officer, director or contractor of the Danaher Group or Fortive Group, other than the Parties and their respective successors and assigns.

Section 6.7 No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any Fortive Employee or other former, current or future employee of the Danaher Group or Fortive Group under any Benefit Arrangement of the Danaher Group or Fortive Group.

Section 6.8 Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to Fortive Employees, Former Fortive Service Providers and employees and other service providers of Danaher, as applicable, including with respect to the provision of employee level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Entire Agreement. This Agreement and the Separation and Distribution Agreement, including the Exhibits and Schedules thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

Section 7.2 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 7.3 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 7.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.4):

To Danaher:

Danaher Corporation

2200 Pennsylvania Ave., NW - Suite 800W

Washington, DC 20037-1701

Attn: [●]

Facsimile: [●]

To Fortive:

Fortive Corporation

6920 Seaway Blvd.

Everett, WA 98203

Attn: [●]

Facsimile: [●]

Section 7.5 Waivers. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 7.6 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) with respect to Danaher, an Affiliate of Danaher, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided however that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 7.6 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 7.7 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 7.8 Termination and Amendment. This Agreement may be terminated, modified or amended and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of Danaher without the approval of Fortive or the stockholders of Danaher. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Danaher and Fortive.

Section 7.9 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 7.10 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 7.11 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 7.12 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 7.13 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.14 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.15 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 7.16 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.17 No Admission of Liability. The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities between Danaher and Fortive and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of Danaher or Fortive.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DANAHER CORPORATION

By:
Name:
Title:

FORTIVE CORPORATION

By:
Name:
Title: